Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

STRATEGIC STORAGE TRUST II, INC.,

STRATEGIC STORAGE OPERATING PARTNERSHIP II, L.P.,

SST II TORONTO ACQUISITION, LLC

and

STRATEGIC STORAGE TORONTO PROPERTIES REIT, INC.

Dated as of February 1, 2017

i

Exhibit A	Articles of Merger
Exhibit B	Individuals with Knowledge of SS Toronto
Exhibit C	Individuals with Knowledge of SST II
Exhibit D	Side Letter
Exhibit E	Form of Nelson Mullins Riley & Scarborough LLP Opinion

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of February 1, 2017 (this “Agreement”), is by and among STRATEGIC STORAGE TRUST II, INC., a Maryland corporation (“SST II”), STRATEGIC STORAGE OPERATING PARTNERSHIP II, L.P., a Delaware limited partnership (“SSOPII”), SST II TORONTO ACQUISITION, LLC, a Maryland limited liability company and a wholly owned subsidiary of SSOPII (“Merger Sub”), and STRATEGIC STORAGE TORONTO PROPERTIES REIT, INC., a Maryland corporation (“SS Toronto”).

WHEREAS, SS Toronto’s board of directors has approved this Agreement and the Merger (as defined below) and declared that it is advisable and in the best interests of SS Toronto and its stockholders for SS Toronto to merge with Merger Sub, in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (the “MD LLC Act”) and upon the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, SS Toronto’s stockholders have approved the Merger, in accordance with the MGCL and upon the terms and conditions set forth herein;

WHEREAS, SST II is the sole general partner of SSOPII and is the manager of Merger Sub;

WHEREAS, (i) SST II’s board of directors, having received the recommendation of SST II’s Nominating and Corporate Governance Committee, has determined that the Merger is fair and reasonable to SST II and on terms and conditions not less favorable to SST II than those available from unaffiliated third parties, and (ii) SST II’s board of directors, having received the recommendation of SST II’s Nominating and Corporate Governance Committee, and SST II, as manager of Merger Sub have determined that it is advisable and in the best interests of SST II, SSOPII, Merger Sub and their respective stockholders, partners and members to consummate the Merger upon the terms and subject to the conditions set forth herein, and have approved this Agreement and the Merger;

WHEREAS, in connection with execution of this Agreement, Merger Sub and SS Toronto shall execute Articles of Merger substantially in the form attached hereto as Exhibit A (the “Articles of Merger”) and shall file the Articles of Merger in accordance with the MGCL to effectuate the Merger;

WHEREAS, SST II, SSOPII, Merger Sub and SS Toronto intend that the Merger qualify, in part, as a nontaxable contribution transaction governed by Section 721 of the Internal Revenue Code of 1986, as amended through the date hereof (the “Code”); and

WHEREAS, SST II, SSOPII, Merger Sub and SS Toronto desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, SST II, SSOPII, Merger Sub and SS Toronto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. (a) In addition to any other definitions set forth in this Agreement, for purposes of this Agreement:

“Canadian Environmental Laws” means all applicable Canadian federal, provincial and local Laws relating to environmental matters or occupational health and safety, including without limitation the

Transportation of Dangerous Goods Act (Canada) governing the handling, transportation or importing of any Environmentally Hazardous Substances and any Laws having as a purpose or effect the protection of the environment, the prevention or reduction to acceptable levels of pollution or the provision of remedies in respect of damage arising therefrom.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.).

“Environmentally Hazardous Substances” means any material or substance that is listed, classified, regulated, characterized or otherwise defined as “hazardous”, “toxic”, “deleterious”, “caustic”, “dangerous”, a “contaminant”, a “hazardous waste”, a “source of contaminant”, a “pollutant” or other words of similar intent or meaning under applicable Canadian Environmental Laws or U.S. Environmental Laws.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means any (i) multinational, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency, court, tribunal or judicial body, domestic or foreign, (ii) any subdivision or authority of any of the above, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Intellectual Property” means all United States and Canadian (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, d/b/a’s, corporate names and other source identifiers, and registrations and applications for registration thereof and all renewals thereof, (iii) published and unpublished works of authorship, whether copyrightable or not, copyrightable works, copyrights, and registrations and applications for registration thereof and all renewals or extensions thereof, (iv) computer software, programs and databases, and (v) confidential and proprietary information, including trade secrets and know-how.

“IRS” means the Internal Revenue Service of the United States, or any successor entity.

“Knowledge of SS Toronto” or “SS Toronto’s Knowledge” (or words of similar import) means the actual knowledge of any of the individuals listed on Exhibit B.

“Knowledge of SST II” or “SST II’s Knowledge” (or words of similar import) means the actual knowledge of any of the individuals listed on Exhibit C.

“Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations and municipal by-laws, and (ii) published policies and guidelines, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings or awards of any Governmental Authority having the force of law.

“Liens” means any mortgages, liens, security interests, pledges, deeds to secure debt, charges or any easement, right of way, covenants, restrictions, rights of first refusal, assessments, or any other encumbrance to title.

“Material Adverse Effect” means, when used with reference to SS Toronto or SST II, as the case may be, any event, circumstance, change or effect (any such item, an “Effect”) that (a) is materially adverse to the business, financial condition or results of operations of such party and its Subsidiaries taken as a whole, or (b) will, or would reasonably be expected to, prevent or materially impair the ability of the parties to consummate the Merger; provided, however, for purposes of clause (a), Material Adverse Effect shall not include any Effect arising out of or relating to (i) any failure to meet any projections or forecasts (it being understood and agreed that any Effect giving rise to such failure shall be taken into account in determining whether there has been a Material Adverse Effect), (ii) any Effect that affects the self-storage REIT industry generally, (iii) any changes in the United States, Canadian or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in the legal or regulatory conditions in the geographic regions in which the party operates or owns or leases properties, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Merger or other transactions contemplated hereby, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of the other party, (viii) earthquakes, hurricanes or other natural disasters, (ix) any damage or destruction of real property that is substantially covered by insurance, or (x) changes in Law or GAAP, which in the case of each of clauses (ii), (iii), (v) and (x) do not disproportionately affect the party and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the self-storage REIT industry, and in the case of clauses (iv) and (viii) do not disproportionately affect the party and its Subsidiaries, taken as a whole, relative to other participants in the self-storage REIT industry in the geographic regions in which the party and its Subsidiaries operate or own or lease properties. The parties agree that the mere fact of a decrease in the share price of SS Toronto Common Stock, SST II Class A Common Stock or SST II Class T Common Stock, as the case may be, shall not, in and of itself, constitute a Material Adverse Effect, but any Effect underlying such decrease shall be considered in determining whether there has been a Material Adverse Effect if not otherwise falling into one of the other exceptions contained in this definition.

“Merger Sub Charter” means the Articles of Organization and Operating Agreement of Merger Sub.

“Ordinary Course” means the ordinary course of business either of SS Toronto and its Subsidiaries or of SST II and its Subsidiaries, as applicable, consistent with past practice.

“Permitted Liens” means (i) Liens for Taxes not yet due or delinquent or, if delinquent, as to which there is a good faith dispute; provided, that such Taxes are reserved against (if such reserves are required under GAAP) or otherwise disclosed in the SST II SEC Reports, as the case may be, or SS Toronto Disclosure Schedule or SST II Disclosure Schedule, as the case may be, (ii) any matter disclosed in SS Toronto Title Insurance Policies, or any title insurance policy insuring SST II’s or any of its Subsidiaries’ fee simple or leasehold title to any SST II Property, (iii) Liens arising in accordance with the terms of SS Toronto Material Contracts or SST II Material Contracts, as the case may be (and not as a result of any breach thereunder), (iv) inchoate materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other liens created by Law or any Governmental Authority, in each case arising in the Ordinary Course and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings, (v) Liens arising under SS Toronto Leases, (vi) mortgages and deeds of trust granted as security for financings listed or described in, as applicable, SS Toronto Title Insurance Policies, SS Toronto Disclosure Schedule, SST II SEC Reports, any title insurance policy insuring SST II’s or any of its Subsidiaries’ fee simple or leasehold title to any SST II Property or the SST II Disclosure Schedule, (vii) Liens described in Section 3.10 of SS Toronto Disclosure Schedule or Section 4.10(i)(A) of the SST II Disclosure Schedule, as the case may be, and (viii) any other Lien not specifically addressed in clauses (i)—(vii) of this sentence that does not materially diminish the value of SS Toronto Property or SST II Property, as the case may be, and does not materially impair or materially interfere with any permitted use of any SS Toronto Property or SST II Property, as the case may be, affected thereby.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person, trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“REIT” means a Real Estate Investment Trust under Section 856 of the Code.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“SS Toronto Charter” means the charter of SS Toronto.

“SS Toronto Common Stock” means the common stock of SS Toronto, $0.001 par value per share.

“SS Toronto Series A Preferred Stock” means the 12.5% Series A Cumulative Non-Voting Preferred Stock of SS Toronto, $0.001 par value per share.

“SS Toronto Tax Subsidiary” means any entity in which SS Toronto owns a direct or indirect equity interest.

“SSOPII Partnership Agreement” means the Second Amended and Restated Limited Partnership Agreement of SSOPII, as amended.

“SSOPII Units” means limited partnership units of SSOPII.

“SST II Charter” means the charter of SST II.

“SST II Class A Common Stock” means the Class A common stock of SST II, $0.001 par value per share.

“SST II Class T Common Stock” means the Class T common stock of SST II, $0.001 par value per share.

“SST II Tax Subsidiary” means any entity in which SST II owns a direct or indirect equity interest.

“Subsidiary” or “Subsidiaries” of SS Toronto, the Surviving Company, SST II or any other Person means any corporation, partnership, joint venture, limited liability company, business trust or other entity, of which such Person, directly or indirectly, owns or controls at least 50.01% of the securities or other interests entitled to vote in the election of directors or others performing similar functions with respect to such organization, or which such Person is a general partner, manager, managing member or the equivalent.

“Tax Returns” means any federal, provincial, state, local or other report, return, document, declaration, election or any other information or filing required to be supplied to any taxing authority or jurisdiction, domestic or foreign, with respect to Taxes, including information returns, any document with respect to or accompanying payments or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind imposed by any Governmental Authority, including, without limitation: taxes or other charges on or with respect to income, property, sales, use, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs and similar charges.

“U.S. Environmental Laws” means all applicable U.S. federal, state, and local Laws, rules and regulations, orders, judgments, decrees and other legal requirements relating to the handling, use, presence, disposal, release or threatened release of any Environmentally Hazardous Substances or the regulation and protection, investigation or restoration of human health, safety, the environment or natural resources or of noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threatened injury to persons or property relating to any Environmentally Hazardous Substances, including, but not limited to, CERCLA; the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Section 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.); the Toxic Substances Control Act, as amended (42 U.S.C. Section 7401 et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. Section 300f et seq.); and their state and local counterparts or equivalents and any transfer of ownership notification or approval statute and any requirements or standards applicable to the voluntary cleanup of environmental contamination.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§3.09
Agreement	Preamble
Articles of Merger	Recitals
Blue Sky Laws	§3.05(b)
Closing	§2.02
Closing Date	§2.02
Code	Recitals
Department	§2.02
Effective Time	§2.02
Excluded Shares	§2.06(a)
Indemnitee	§5.01(a)
Lease Documents	§3.10(a)(ii)
Leased Properties	§3.10(a)(ii)
Maximum Premium	§5.01(c)
MD LLC Act	Recitals
Merger	Recitals
Merger Sub	Preamble
MGCL	Recitals
New SSOPII Units	§2.06(a)(ii)
PCB	§3.13
Permits	§3.06
Permitted Encumbrances	§3.10(a)(i)
Property Restrictions	§3.10(a)(i)
SS Toronto	Preamble
SS Toronto Disclosure Schedule	Article III
SS Toronto Lease	§3.10(h)
SS Toronto Material Contract	§3.14
SS Toronto Property	§3.10(a)(i)

SS Toronto Title Insurance Policy	§3.10(c)
SSOPII	Preamble
SST II	Preamble
SST II Disclosure Schedule	Article IV
SST II Material Contracts	§4.13
SST II Properties	§4.10
SST II Property Owner	§4.10
SST II Rights	§4.03
SST II SEC Reports	§4.07(a)
Surviving Company	§2.03

ARTICLE II

THE MERGER

SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the Articles of Merger, at the Effective Time, Merger Sub shall be merged with and into SS Toronto in accordance with the MGCL and the MD LLC Act.

SECTION 2.02. Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at the offices of Nelson Mullins Riley & Scarborough LLP, 201 17th Street NW, Suite 1700, Atlanta, GA 30363, at 10:00 a.m. local time, on the date hereof. The date of the Closing is referred to herein as the “Closing Date.” At the Closing, the parties hereto shall cause the Articles of Merger to be filed with, delivered in the manner required by the MGCL and the MD LLC Act to, and accepted for record by, the State Department of Assessments and Taxation of Maryland (the “Department”) and shall make all other filings and recordings required under the MGCL and the MD LLC Act in connection with, or otherwise to give effect to, the Merger. The “Effective Time” shall be the date and time of the acceptance for record of the Articles of Merger with the Department.

SECTION 2.03. Effect of the Merger. As a result of the Merger, the separate legal existence of the Merger Sub shall cease and SS Toronto shall continue as the surviving entity of the Merger (the “Surviving Company”). At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the MGCL and the MD LLC Act. Without limiting the generality of the foregoing, but subject to the terms and conditions of this Agreement, at the Effective Time, all the property, rights, privileges, powers and franchises of SS Toronto and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of SS Toronto and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

SECTION 2.04. Charter; Bylaws. At the Effective Time, the SS Toronto Charter and SS Toronto’s bylaws, as in effect immediately prior to the Effective Time, shall be the charter and bylaws of the Surviving Company until thereafter amended as provided by Law and such charter and bylaws.

SECTION 2.05. Directors and Officers. The directors and officers of SS Toronto immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Company until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company’s charter and bylaws.

SECTION 2.06. Conversion of Securities. At the Effective Time, as a result of the Merger and without any further action on the part of SS Toronto, SST II, SSOPII, Merger Sub or any holder of any capital stock or other equity interests of SS Toronto, SST II, SSOPII or Merger Sub:

(a) Each share of SS Toronto Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by SST II, SSOPII, Merger Sub or any other direct or indirect wholly-owned Subsidiary of SST II and shares that are owned by any direct or indirect wholly-owned Subsidiary of SS Toronto (the “Excluded Shares”)) shall automatically be cancelled and shall cease to exist and shall be converted into the right to receive the following:

(i)	$11.0651; and

(ii)	0.7311 validly issued Class A Units of SSOPII (the “New SSOPII Units”);

(b) At the Effective Time, the limited liability company interest of the Merger Sub held by SSOPII and issued and outstanding immediately prior to the Effective Time shall be converted into one hundred shares of SS Toronto Common Stock, and such shares of common stock shall remain outstanding and unchanged after the Effective Time and shall constitute all of the issued and outstanding shares of common stock of the Surviving Company after the Effective Time;

(c) At the Effective Time, the Excluded Shares shall no longer be outstanding, shall be automatically retired and shall cease to exist, and no payment shall be made with respect thereto;

(d) At the Effective Time, SS Toronto Series A Preferred Stock shall remain outstanding and unchanged after the Effective Time and shall constitute all of the issued and outstanding shares of Series A Preferred Stock of the Surviving Company after the Effective Time;

(e) At the Effective Time, the stock transfer books of SS Toronto shall be closed and thereafter there shall be no further registration of transfers of shares of SS Toronto Common Stock on the records of SS Toronto. From and after the date hereof, the holders of shares of SS Toronto Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of SS Toronto Common Stock, except as otherwise provided herein or by applicable Law; and

(f) At the Effective Time, each holder of the New SSOPII Units shall be automatically admitted as a limited partner of SSOPII.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SS TORONTO

Except as set forth in the disclosure schedule that has been prepared by SS Toronto and delivered by SS Toronto to SST II in connection with the execution and delivery of this Agreement (the “SS Toronto Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the SS Toronto Disclosure Schedule with respect to any section or subsection of this Article III shall be deemed disclosure with respect to any other section or subsection of this Article III to the extent such relationship is reasonably inferable; provided, that nothing in the SS Toronto Disclosure Schedule is intended to broaden the scope of any representation or warranty of SS Toronto made herein), SS Toronto hereby represents and warrants to SST II, SSOPII and Merger Sub as follows:

SECTION 3.01. Organization and Qualification; Subsidiaries.

(a) Each of SS Toronto and each Subsidiary of SS Toronto is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other business entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of SS Toronto and each of its Subsidiaries is duly qualified or licensed as a foreign corporation, limited liability company or partnership or other business entity, as the case may be, to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified or licensed or in good standing that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SS Toronto.

(b) Section 3.01(b) of the SS Toronto Disclosure Schedule sets forth a list (true and complete in all material respects with respect to the following clauses (i) and (ii) and true and complete with respect to the following clause (iii)) of: (i) each Subsidiary of SS Toronto; (ii) the jurisdiction of incorporation or organization of such Subsidiary; and (iii) the percentage of the outstanding capital stock or other equity interests of such Subsidiary of SS Toronto owned by any Person. Other than SS Toronto’s Subsidiaries, SS Toronto does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person.

SECTION 3.02. Articles of Incorporation and Bylaws. SS Toronto has made available to SST II a complete and correct copy of each of the SS Toronto Charter and SS Toronto’s bylaws and the articles of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of each Subsidiary of SS Toronto. The organizational documents of SS Toronto and each of its Subsidiaries are in full force and effect.

SECTION 3.03. Capitalization.

(a) The authorized capital stock of SS Toronto consists of 100,000,000 shares of SS Toronto Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share, 125 of which have been classified as SS Toronto Series A Preferred Stock. As of the date hereof, 660,921 shares of SS Toronto Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. As of the date hereof, 125 shares of SS Toronto Series A Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no other shares of preferred stock of SS Toronto are issued and outstanding. There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SS Toronto or any of its Subsidiaries or obligating SS Toronto or any such Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, SS Toronto or such Subsidiary. Other than as disclosed on Section 3.03(a) of the SS Toronto Disclosure Schedule, there are no outstanding contractual obligations of SS Toronto or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of SS Toronto Common Stock or any capital stock, or other equity interests, of such Subsidiary or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other Person.

(b) Each outstanding share of capital stock of, or other equity interest in, each Subsidiary of SS Toronto is duly authorized, validly issued, fully paid and nonassessable, and except as set forth on Section 3.03(b) of the SS Toronto Disclosure Schedule, each such share or other equity interest is owned, directly or indirectly, by SS Toronto free and clear of any Liens (excluding Permitted Liens), restrictions on transfer, preemptive rights and rights of first refusal.

SECTION 3.04. Authority Relative to this Agreement.

(a) SS Toronto has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by SS Toronto and the consummation by SS Toronto of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of SS Toronto, and no other corporate proceedings on the part of SS Toronto are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the MGCL and the MD LLC Act). This Agreement has been duly and validly executed and delivered by SS Toronto and, assuming the due authorization, execution and delivery by SST II, SSOPII and Merger Sub, constitutes a legal, valid and binding obligation of SS Toronto, enforceable against SS Toronto in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) SS Toronto’s board of directors, at a meeting duly called and held or by the valid and duly authorized taking of action by written consent in lieu of such meeting, (i) determined that the transactions contemplated hereby, including the Merger, are advisable and in the best interests of SS Toronto and its stockholders, and approved this Agreement and the transactions contemplated hereby, including the Merger, (ii) directed that the Merger and the other transactions contemplated hereby be submitted to the stockholders of SS Toronto for their approval and resolved to recommend that the stockholders of SS Toronto vote in favor of the Merger and such other transactions and (iii) if and to the extent necessary, adopted a resolution having the effect of causing, or have taken all other reasonable steps to cause, the parties hereto not to be subject to the Maryland Business Combination Act and the Maryland Control Share Acquisition Act. The common stockholders of SS Toronto have approved the Merger and such other transactions contemplated by this Agreement. The holders of SS Toronto Series A Preferred Stock do not have the right to vote on this Agreement, the Merger and such other transactions contemplated by this Agreement. No stockholder of SS Toronto has dissenters’ or similar rights, and no stockholder of SS Toronto is entitled to receive payment for the “fair value” of its shares of SS Toronto Common Stock in lieu of the consideration paid in connection with the Merger.

SECTION 3.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by SS Toronto do not, and the performance of this Agreement by SS Toronto will not, and the consummation of the transactions contemplated hereby by SS Toronto will not, (i) conflict with or violate the SS Toronto Charter or SS Toronto’s bylaws or the organizational documents of any of SS Toronto’s Subsidiaries, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, conflict with or violate the MGCL or, to SS Toronto’s Knowledge, any Law applicable to SS Toronto or any of its Subsidiaries or by which any property or assets of SS Toronto or such Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (except a Permitted Lien) or other encumbrance on any property or asset of SS Toronto or such Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SS Toronto or any such Subsidiary is a party or by which SS Toronto or such Subsidiary or any property or asset of SS Toronto or such Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SS Toronto.

(b) The execution and delivery of this Agreement by SS Toronto do not, and the performance of this Agreement by SS Toronto will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental or other Person, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act and state securities or “blue sky” laws (“Blue Sky Laws”),

(ii) as specified in Section 3.05(b) of the SS Toronto Disclosure Schedule, (iii) for the filing and recordation of appropriate merger documents as required by the MGCL and MD LLC Act, and (iv) for where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SS Toronto.

SECTION 3.06. Permits; Compliance with Applicable Laws. Each of SS Toronto and each of its Subsidiaries is in possession of all Permits of any Governmental Authority necessary for each of SS Toronto or such Subsidiary to own and operate its properties or to carry on its business as it is now being conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SS Toronto. No suspension or cancellation of any of the Permits is pending or, to the Knowledge of SS Toronto, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SS Toronto. The business of SS Toronto and each of its Subsidiaries is not being conducted in conflict with, or in default, breach or violation of, (a) any Law applicable to SS Toronto or such Subsidiary or by which any property or asset of SS Toronto or such Subsidiary is bound or affected (except for Laws that are subject to Section 3.11, Section 3.12 or Section 3.13, which are addressed solely in those sections), or (b) any Permits (except for the Permits that are subject to Section 3.10 or Section 3.13, which are addressed solely in those sections), in each case except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SS Toronto.

SECTION 3.07. Financial Statements. The consolidated financial statements of SS Toronto and its Subsidiaries as of and for the period ended November 30, 2016, which have been provided to SST II, fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of SS Toronto and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of interim statements, to normal and recurring year-end adjustments).

SECTION 3.08. Absence of Certain Changes or Events. Since June 3, 2016, there has not been a Material Adverse Effect with respect to SS Toronto.

SECTION 3.09. Absence of Litigation. Except as set forth in Section 3.09 of the SS Toronto Disclosure Schedule, there is no litigation, action or proceeding (an “Action”) pending or, to the Knowledge of SS Toronto, threatened against SS Toronto or any of its Subsidiaries, or any property or asset of SS Toronto or any of its Subsidiaries, before any Governmental Authority or arbitrator that would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SS Toronto. Neither SS Toronto nor any of its Subsidiaries nor any property or asset of SS Toronto or of its Subsidiaries is subject to any continuing order of, or consent decree, settlement agreement or similar written agreement with, any Governmental Authority or arbitrator, or any order, judgment, injunction or decree of any Governmental Authority or arbitrator that would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SS Toronto.

SECTION 3.10. Properties and Leases.

(a) (i) Section 3.10(a)(i) of the SS Toronto Disclosure Schedule sets forth a correct and complete list and address of all interests in real property owned by SS Toronto and its Subsidiaries as of the date of this Agreement (such interests in real property, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as an “SS Toronto Property” and collectively referred to herein as the “SS Toronto Properties”). Except as disclosed on Section 3.10(a)(i) of the SS Toronto Disclosure Schedule, SS Toronto or its Subsidiaries own fee simple title to each of the SS Toronto Properties, in each case free and clear of any Liens, or title defects, contractual restrictions, covenants or reservations of interests in title, restrictions, rights of first refusal, encroachments and any other burden or option (collectively, “Property Restrictions”), except for Liens disclosed in Section 3.10(a)(i)(A) of the SS Toronto Disclosure Schedule and Permitted Liens (collectively, “Permitted Encumbrances”); provided, that such Permitted Encumbrances are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect with respect to SS Toronto. To SS Toronto’s Knowledge, neither SS Toronto nor any of its Subsidiaries has violated any covenants, conditions, easements or restrictions of record affecting any of the SS Toronto Properties, which violation has not been cured and, if not cured, would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SS Toronto.

(ii) Section 3.10(a)(ii) of the SS Toronto Disclosure Schedule lists each material parcel of real property leased (including ground leases) or subleased as of the date of this Agreement by SS Toronto or any of its Subsidiaries (collectively, the “Leased Properties”). SS Toronto or the applicable Subsidiary owns a valid leasehold interest in the Leased Properties, subject to and as disclosed in the applicable SS Toronto Title Insurance Policy and as set forth in the Lease Documents; provided, that nothing contained therein is, individually or in the aggregate, reasonably expected to have a Material Adverse Effect with respect to SS Toronto. Copies of all leases and each material amendment or other material modifications thereto concerning the Leased Properties (“Lease Documents”) have been made available to SST II. Each of the Lease Documents is valid, binding and in full force and effect as against SS Toronto or the applicable Subsidiary and, to the Knowledge of SS Toronto, as against the other party thereto and none of SS Toronto or any of its Subsidiaries is in breach or default of any such Lease Document, except, in each case, as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SS Toronto. All material payments required to have been made prior to the date hereof under the Lease Documents by SS Toronto or any of its Subsidiaries have been made. Except in accordance with the terms of the relevant Lease Document, neither SS Toronto nor any of its Subsidiaries has exercised any option or right to terminate, renew or extend or otherwise affect the rights or obligations of the tenant under any Lease Documents, and, except as set forth in Section 3.10(a)(ii) of the SS Toronto Disclosure Schedule, no consent of any party is necessary for SST II and its Subsidiaries and affiliates to legally occupy each Leased Property once the transactions contemplated hereby have been completed.

(b) SS Toronto or its Subsidiaries, as applicable, have good, valid and sufficient title to all the material personal and non-real properties and assets reflected in their respective books and records as being owned by them, free and clear of all Liens, except for Permitted Liens.

(c) Except as set forth on Section 3.10(c) of the SS Toronto Disclosure Schedule, valid owner’s policies of title insurance (each a “SS Toronto Title Insurance Policy”) have been issued insuring, as of the effective date of each such SS Toronto Title Insurance Policy, SS Toronto’s or the applicable Subsidiary’s (whether directly or as a successor-in-interest) fee simple or leasehold title to SS Toronto Properties, subject only to Permitted Encumbrances, and to SS Toronto’s Knowledge, such policies are, at the date hereof, valid and in full force and effect and no written claim has been made against any such policy. To SS Toronto’s Knowledge, no SS Toronto Title Insurance Policy contains what is commonly referred to as a standard survey exception (i.e. any state of facts which an accurate survey would show). A correct and complete copy of each SS Toronto Title Insurance Policy has been previously made available to SST II.

(d) Section 3.10(d) of the SS Toronto Disclosure Schedule sets forth each contract to which SS Toronto or its Subsidiaries are a party as of the date of this Agreement (i) for the acquisition, option to acquire, development or construction of any SS Toronto Property or any other real property that may result in total payments by or liability of SS Toronto or any such Subsidiary in excess of $50,000 or (ii) for the disposition or the option to sell (by merger, purchase, or sale of assets or stock or otherwise) of any SS Toronto Property or any other real property for consideration in excess of $50,000.

(e) (i) SS Toronto and its Subsidiaries have obtained all required Permits from any Governmental Authority having jurisdiction over any of SS Toronto Properties, all of which are in full force and effect, except for such failures to obtain, to have in full force and effect or to renew, which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SS Toronto; (ii) there is no pending written threat of modification or cancellation of any of same, which would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SS Toronto; and (iii) there is no physical damage to any SS Toronto Properties to an extent which would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SS Toronto.

(f) (i) No condemnation or rezoning proceedings are pending or, to SS Toronto’s Knowledge, threatened with respect to any of SS Toronto Properties, and (ii) no Laws, including any zoning regulation or ordinance, building or similar Law, code, ordinance, order or regulation, have been violated for any SS Toronto Property, or can reasonably be expected to be violated by the continued maintenance, operation or use of any buildings or other improvements on any of SS Toronto Properties or by the continued maintenance, operation or use of the parking areas located thereon or appurtenant thereto or used in connection therewith, in the case of clauses (i) and (ii) above, which would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SS Toronto.

(g) All work required to be performed, payments required to be made and actions required to be taken prior to the date of this Agreement pursuant to any application, submission or agreement SS Toronto or any Subsidiary of SS Toronto has entered into with a Governmental Authority in connection with a site approval, zoning reclassification, land use and building restrictions or other similar action relating to any SS Toronto Properties (e.g., local improvement district, road improvement district, environmental compliance and environmental remediation, abatement and/or mitigation) have been and are being performed, paid or taken, as the case may be, in accordance with said application, submission or agreement and with applicable Laws, other than those where the failure to perform, pay or take would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SS Toronto.

(h) Section 3.10(h) of the SS Toronto Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of each lease, ground lease or other occupancy agreement (excluding self storage space leases at the self storage facilities owned by SS Toronto and its Subsidiaries) pursuant to which SS Toronto or any of its Subsidiaries, as a landlord, leases any SS Toronto Property and which lease is for more than 500 square feet and is for a duration of six (6) months or more (individually, the “SS Toronto Lease” and collectively, “SS Toronto Leases”). Each SS Toronto Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against (a) SS Toronto or a Subsidiary of SS Toronto and (b) to the Knowledge of SS Toronto, the other parties thereto, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SS Toronto. Except as listed in Section 3.10(h) of the SS Toronto Disclosure Schedule, or as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SS Toronto, SS Toronto and its Subsidiaries have performed all obligations required to be performed by it to date under each of SS Toronto Leases and neither SS Toronto nor any of its Subsidiaries is in default under any SS Toronto Lease, which default, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect with respect to SS Toronto (and to SS Toronto’s Knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute such a default). SS Toronto has made available to SST II a correct and complete copy of each SS Toronto Lease and all material amendments or material modifications thereto. Section 3.10(h) of the SS Toronto Disclosure Schedule includes any SS Toronto Lease which has been executed for which the term has not yet commenced. With respect to each SS Toronto Lease, Section 3.10(h) of the SS Toronto Disclosure Schedule sets forth (i) the name of the tenant, (ii) the expiration date and (iii) the base rent.

(i) All rent and other amounts due under SS Toronto Leases have been properly calculated and billed to tenants in all respects pursuant to SS Toronto Leases, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SS Toronto.

(j) Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SS Toronto and except as set forth in SS Toronto Title Insurance Policies and the Lease Documents, as of the date of this Agreement, neither SS Toronto nor any of its Subsidiaries has granted any unexpired option agreements or rights of first refusal with respect to the purchase of a SS Toronto Property or any portion thereof or any other unexpired rights in favor of any third party to purchase or otherwise acquire a SS Toronto Property, which, in each case, would be triggered by the Merger.

(k) SS Toronto has not received any notices from lenders or insurance carriers requiring material repairs or other material alterations to SS Toronto Properties which have not been completed as of the date of this Agreement.

(l) None of SS Toronto Properties are managed by SS Toronto or a Subsidiary of SS Toronto.

(m) The material improvements on each parcel of SS Toronto Property have legal and valid access to such sewer, water, gas, electric, telephone and other utilities as are necessary to allow the business of SS Toronto and each of its Subsidiaries operated thereon to be operated in the Ordinary Course, except where the failure to have such access, individually or in the aggregate, would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SS Toronto. The major structural elements of the improvements comprising SS Toronto Properties, including, mechanical, electrical, heating, ventilation, air conditioning or plumbing systems, elevators or parking elements, are, to SS Toronto’s Knowledge, in such a condition (except for ordinary wear and tear) to allow the business of SS Toronto and its Subsidiaries to be operated in the Ordinary Course, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SS Toronto. No SS Toronto Property is located in a special flood hazard area designated by any Governmental Authority, unless covered by adequate flood insurance. Each SS Toronto Property has sufficient parking that complies with all applicable Law (including variances and legal non-conforming approvals) except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SS Toronto. Each of SS Toronto Properties is an independent property that does not rely on any facilities (other than public facilities, public roads and off-site parking) located in any real property which is not a SS Toronto Property to fulfill any requirement of any Governmental Authority or for the furnishing to such SS Toronto Property of any essential building system or utility, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SS Toronto.

SECTION 3.11. Intellectual Property. Other than with respect to software programs that are commercially available on a general basis, SS Toronto and its Subsidiaries own, license or otherwise possess legally enforceable rights to use all Intellectual Property used in the conduct of the business of SS Toronto and its Subsidiaries, except where the failure to own, license or have rights to use such Intellectual Property would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SS Toronto.

SECTION 3.12. Taxes.

(a) All material Tax Returns required to be filed prior to the date hereof by or on behalf of SS Toronto or any of the SS Toronto Tax Subsidiaries have been filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns, as amended, are accurate and complete in all material respects. All Taxes payable by or on behalf of SS Toronto or any of the SS Toronto Tax Subsidiaries (whether or not shown in a Tax Return) have been fully paid or accrued in accordance with GAAP, and adequate reserves or accruals for Taxes have been provided in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith. Neither SS Toronto nor any of the SS Toronto Tax Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and, to the Knowledge of SS Toronto, no request for any such waiver or extension is currently pending. Except as set forth in Section 3.12(a)(ii) of the SS Toronto Disclosure Schedule, no power of attorney with respect to any Tax matter is currently in force.

(b) (i) SS Toronto intends to elect to be subject to taxation as a REIT within the meaning of Section 856 of the Code and (other than filing the election and satisfying those REIT qualification requirements that may be met in the next successive year) has satisfied all requirements to qualify as a REIT, in each case, for the taxable year ended December 31, 2016, (ii) except as set forth in Section 3.12(b) of the SS Toronto Disclosure Schedule, for the period commencing January 1, 2017 through the Closing, SS Toronto has been operated in such a manner that will not prevent SS Toronto from qualifying as a REIT for the taxable year of this Agreement, and (iii) to SS Toronto’s Knowledge, no challenge to SS Toronto’s status as a REIT effective as of its formation is pending or threatened. Each SS Toronto Tax Subsidiary that is a partnership, joint venture, or limited liability company (i) has been since its formation and continues to be treated for federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation and (ii) has not since the later of the date of its formation or the acquisition by SS Toronto of a direct or indirect interest therein, owned any assets that would cause SS Toronto to violate the requirements of Section 856(c)(4) of the Code. Each SS Toronto Tax Subsidiary that is a corporation (or is taxed as a corporation for federal income tax purposes) has been since the later of the date of its formation or the date on which such SS Toronto Tax Subsidiary became a SS Toronto Tax Subsidiary a “qualified REIT subsidiary” pursuant to Section 856(i) of the Code or a “Taxable REIT subsidiary” pursuant to Section 856(l) of the Code. Neither SS Toronto nor any of its Tax Subsidiaries holds any assets the disposition of which would be subject to rules similar to Section 1374 of the Code, including as a result of (A) an election under Treasury Regulations Section 1.337(d)-5 or Section 1.337(d)-6 or (B) the application of Treasury Regulations Section 1.337(d)-7.

(c) Except as set forth in Section 3.12(c) of the SS Toronto Disclosure Schedule, no audit or other proceeding by any taxing authority is pending with respect to any Taxes due from or with respect to SS Toronto or any SS Toronto Tax Subsidiary, nor is there any material dispute with respect to any liability for Taxes of SS Toronto or any SS Toronto Tax Subsidiary either claimed or raised.

(d) SS Toronto and the SS Toronto Tax Subsidiaries (i) have complied in all respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes, and (ii) have duly and timely withheld from any compensation payable and from distributions to any stockholder or payments to any creditor and have paid over to the appropriate taxing authorities all amounts required to be withheld and paid over on or prior to the due date thereof under all applicable Laws; except, in each case, where the failure to do so would not be reasonably expected to have a Material Adverse Effect on SS Toronto.

(e) Neither SS Toronto nor any of the SS Toronto Tax Subsidiaries has received notice from any taxing authority in a jurisdiction in which SS Toronto or such SS Toronto Tax Subsidiary does not file a Tax Return stating that SS Toronto or such SS Toronto Tax Subsidiary is or may be subject to taxation by that jurisdiction.

(f) Neither SS Toronto nor any of the SS Toronto Tax Subsidiaries (i) is a party to any Tax sharing or similar agreement or arrangement, other than any agreement or arrangement between SS Toronto and any of the SS Toronto Tax Subsidiaries, pursuant to which it will have any obligation to make any payments after the Closing or (ii) has any material liability for the Taxes of any Person other than SS Toronto and the SS Toronto Tax Subsidiaries (x) under Treasury Regulation §1.1502-6 (or similar provision of state, local or foreign law), (y) as transferee or successor or (z) by contract.

(g) As of the date of this Agreement, neither SS Toronto nor any of the SS Toronto Tax Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(h) Neither SS Toronto nor any of the SS Toronto Tax Subsidiaries has engaged in any transaction that has given rise to, or could be reasonably expected to give rise to, a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the regulations promulgated thereunder. SS Toronto and all of the SS Toronto Tax Subsidiaries have complied with all obligations applicable to SS Toronto or the relevant SS Toronto Tax Subsidiary under Sections 6111 and 6112 of the Code.

(i) Neither SS Toronto nor any of its Subsidiaries has entered into any “Prohibited Transaction” (as defined in Section 857 of the Code).

SECTION 3.13. Environmental Matters. Except as set forth in Section 3.13 of the SS Toronto Disclosure Schedule or as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SS Toronto: (i) SS Toronto and its Subsidiaries are in compliance with all applicable Canadian Environmental Laws; (ii) neither SS Toronto nor any of its Subsidiaries has received since June 3, 2016 any written notice from any Governmental Authority or any third party indicating that SS Toronto or any such Subsidiary is in violation of any Canadian Environmental Law, which matter has not been resolved; (iii) to the Knowledge of SS Toronto, no written notice from any Governmental Authority or any third party has been delivered to the then-current owner(s) of the SS Toronto Properties indicating that such property was in violation of any Canadian Environmental Law, which matter has not been resolved; (iv) SS Toronto and its Subsidiaries are not subject to any court order, administrative order or decree arising under any Canadian Environmental Law; (v) no Environmentally Hazardous Substances have been transported from any of the properties owned or operated by SS Toronto or any of its Subsidiaries, other than as permitted under applicable Canadian Environmental Law; (vi) to the Knowledge of SS Toronto, except as permitted by Law, there are no underground storage tanks, polychlorinated biphenyls (“PCB”) or PCB-containing equipment, except for PCB or PCB-containing equipment owned by utility companies, or friable asbestos or asbestos-containing materials at any of the properties owned or operated by SS Toronto or any of its Subsidiaries; and (vii) to the Knowledge of SS Toronto, there has been no incidents of water damage or visible evidence of mold growth at any of the properties owned or operated by SS Toronto or any of its Subsidiaries that have not been corrected or repaired.

SECTION 3.14. Material Contracts. Except as would not, individually or in the aggregate, be reasonably expected to result in Material Adverse Effect with respect to SS Toronto, each “SS Toronto Material Contract” (any contract requiring payments by or to SS Toronto or any of its Subsidiaries greater than $50,000) is valid and binding in all material respects on SS Toronto or its applicable Subsidiary (as the case may be) that is a party thereto and, to SS Toronto’s Knowledge, each other party thereto, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). Except as would not, individually or in the aggregate, be reasonably expected to result in Material Adverse Effect with respect to SS Toronto, none of SS Toronto and its Subsidiaries has received any claim of default of any material provision under or cancellation of any SS Toronto Material Contract and none of SS Toronto and its Subsidiaries is in breach or violation of, or default of any material provision under, any SS Toronto Material Contract. To SS Toronto’s Knowledge, no other party is in breach or violation of, or default under, any material provision of any SS Toronto Material Contract, except where in each case, such breach or violation, individually or in the aggregate, would not reasonably be expected to result in Material Adverse Effect with respect to SS Toronto.

SECTION 3.15. Insurance. SS Toronto and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of SS Toronto and its Subsidiaries (taking into account the cost and availability of such insurance).

SECTION 3.16. Affiliate Transactions. Other than those agreements listed in Schedule 3.16 of the SS Toronto Disclosure Schedule, there are no contracts, commitments, agreements, arrangements or other transactions between SS Toronto or its Subsidiaries, on the one hand, and (i) any present or former officer or director of SS Toronto or any of their immediate family members (including their spouses), (ii) any affiliate of any such officer, director or family member or (iii) the advisor to SS Toronto or any of its affiliates or any present or former officer or director of any such entity or any of their immediate family members (including their spouses), on the other hand, and the amount involved exceeds $120,000.

SECTION 3.17. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of SS Toronto or any of its Subsidiaries.

SECTION 3.18. No Other Representations and Warranties. Except for the representations and warranties contained in this Article III, neither SS Toronto, any of its Subsidiaries nor any other Person makes any other express or implied representation or warranty on behalf of SS Toronto or any of its Subsidiaries, and SS Toronto acknowledges and agrees that the only representations and warranties of SST II, SSOPII and Merger Sub to which it may rely upon are contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SST II, SSOPII AND MERGER SUB

Except as set forth in the disclosure schedule that has been prepared by SST II and delivered by SST II to SS Toronto in connection with the execution and delivery of this Agreement (the “SST II Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the SST II Disclosure Schedule with respect to any section or subsection of this Article IV shall be deemed disclosure with respect to any other section or subsection of this Article IV to the extent such relationship is reasonably inferable; provided, that nothing in the SST II Disclosure Schedule is intended to broaden the scope of any representation or warranty of SST II or Merger Sub made herein), or as disclosed in SST II SEC Reports filed with, or furnished to, as applicable, the SEC prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the headings “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), each of SST II, SSOPII and Merger Sub hereby, jointly and severally, represents and warrants to SS Toronto that:

SECTION 4.01. Organization and Qualification.

(a) Each of SST II and each Subsidiary of SST II is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other business entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of SST II and its Subsidiaries is duly qualified or licensed as a foreign corporation or other business entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SST II.

(b) Merger Sub is a limited liability company duly organized, validly existing, and in good standing under the laws of Maryland and has all requisite power and authority to conduct business, but has heretofore conducted no business and has no assets or liabilities.

(c) Section 4.01(c) of the SST II Disclosure Schedule sets forth a list (true and complete in all material respects with respect to the following clauses (i) and (ii) and true and complete with respect to the following clause (iii)) of: (i) each Subsidiary of SST II; (ii) the jurisdiction of incorporation or organization of such Subsidiary; and (iii) the percentage of the outstanding capital stock or other equity interests of such Subsidiary of SST II owned by any Person. Other than SST II’s Subsidiaries, SST II does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person.

SECTION 4.02. Articles of Incorporation and Bylaws. Each of the SST II Charter, Merger Sub Charter, SST II bylaws, the SSOPII certificate of limited partnership and the SSOPII Partnership Agreement is in full force and effect.

SECTION 4.03. Capitalization. The authorized capital stock of SST II consists of 350,000,000 shares of SST II Class A Common Stock, 350,000,000 shares of SST II Class T Common Stock, and 200,000,000 shares of preferred stock, $0.001 par value per share. As of January 27, 2017, 48,294,136.714 shares of SST II Class A Common Stock and 7,165,529.151 shares of SST II Class T Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable. As of the date hereof, no shares of preferred stock of SST II are issued and outstanding. All shares of SST II common stock subject to issuance pursuant to outstanding options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SST II (“SST II Rights”) and the New SSOPII Units to be issued in the Merger, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable or this Agreement, as the case may be, will be duly authorized, validly issued, fully paid and non-assessable and not subject to, or issued in violation of, any preemptive right purchase option, call option, right of first refusal, subscription or any other similar right. SST II’s Annual Report on Form 10-K for the year ended December 31, 2015 contains an accurate description in all material respects of all outstanding SST II Rights as of December 31, 2015, and no material amount of SST II Rights have been issued since such date other than compensation awards.

SECTION 4.04. Authority Relative to this Agreement.

(a) Each of SST II, SSOPII and Merger Sub has all necessary corporate, partnership or other business entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by SST II, SSOPII and Merger Sub and the consummation by SST II, SSOPII and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, partnership or other business entity action on the part of SST II, SSOPII and Merger Sub, and no other corporate, partnership or other business entity proceedings on the part of SST II, SSOPII or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the issuance of New SSOPII Units in the Merger (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the MGCL and the MD LLC Act). This Agreement has been duly and validly executed and delivered by SST II, SSOPII and Merger Sub and, assuming due authorization, execution and delivery by SS Toronto, constitutes a legal, valid and binding obligation of each of SST II, SSOPII and Merger Sub enforceable against each of SST II, SSOPII and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) (i) SST II’s board of directors, at a meeting duly called and held or by the valid and duly authorized taking of action by written consent in lieu of such meeting, (A) determined that the transactions contemplated hereby, including the Merger, are fair and reasonable to SST II, on terms and conditions not less favorable to SST II than those available from unaffiliated third parties, advisable and in the best interests of SST II and its stockholders, and approved this Agreement and the transactions contemplated hereby, including the Merger, and (B) if and to the extent necessary, adopted a resolution having the effect of causing, or have taken all other reasonable steps to cause, the parties hereto not to be subject to the Maryland Business Combination Act and the Maryland Control Share Acquisition Act; (ii) SSOPII’s general partner, at a meeting duly called and held or by the valid and duly authorized taking of action by written consent in lieu of such meeting, determined that the transactions contemplated hereby, including the Merger, are advisable and in the best interests of SSOPII and its limited partners, and approved this Agreement and the transactions contemplated hereby, including the Merger; and (iii) Merger Sub’s manager at a meeting duly called and held or by the valid and duly authorized taking of action by written consent in lieu of such meeting, determined that the transactions contemplated hereby, including the Merger, are advisable and in the best interests of Merger Sub and its member, and approved this Agreement and the transactions contemplated hereby, including the Merger. No vote or approval of any stockholder of SST II was necessary under the MGCL.

SECTION 4.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by SST II, SSOPII and Merger Sub do not, and the performance of this Agreement by SST II, SSOPII and Merger Sub will not, and the consummation of the transactions contemplated hereby by SST II, SSOPII and Merger Sub will not, (i) conflict with or violate the articles of incorporation, articles of organization, bylaws, partnership agreement, operating agreement or other equivalent organizational documents of SST II, SSOPII or Merger Sub, (ii) assuming that all consents, approvals and other authorizations described in Section 4.05(b) have been obtained and that all filings and other actions described in Section 4.05(b) have been made or taken, conflict with or violate any Law applicable to SST II, SSOPII, Merger Sub or any of their Subsidiaries or by which any property or assets of SST II, SSOPII, Merger Sub or any of their Subsidiaries is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of SST II, SSOPII, Merger Sub or any of their Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SST II, SSOPII, Merger Sub or any of their Subsidiaries is a party or by which SST II, SSOPII, Merger Sub or any of their Subsidiaries, or any property or asset of SST II, SSOPII, Merger Sub or any their Subsidiaries is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SST II.

(b) The execution and delivery of this Agreement by SST II, SSOPII and Merger Sub do not, and the performance of this Agreement by SST II, SSOPII and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or Person, except for (i) applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, (ii) the filing and recordation of appropriate merger documents as required by the MGCL, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SST II. Each of the board of directors of SST II, the general partner of SSOPII and the manager of Merger Sub have approved this Agreement, the Merger and the other transactions contemplated hereby and thereby. No vote of the holders of any class or series of SST II’s capital stock, or SSOPII Units by SSOPII’s limited partners, is necessary to approve this Agreement or the Merger, and the other transactions contemplated hereby and thereby.

SECTION 4.06. Permits; Compliance with Applicable Laws. Each of SST II and its Subsidiaries is in possession of all Permits of any Governmental Authority necessary for each of SST II or any Subsidiary thereof to own and operate its properties or to carry on its business as it is now being conducted, except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SST II. No suspension or cancellation of any of the Permits is pending or, to the Knowledge of SST II, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SST II. The business of SST II and each of its Subsidiaries is not being, conducted in conflict with, or in default, breach or violation of, (a) any Law applicable to SST II or such Subsidiary or by which any property or asset of SST II or such Subsidiary is bound or affected, or (b) any Permit to which SST II or such Subsidiary is a party or by which SST II or such Subsidiary or any property or asset of SST II or such Subsidiary is bound, in each case except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SST II.

SECTION 4.07. SEC Filings; Financial Statements.

(a) SST II has filed or furnished, as applicable, all forms, reports and documents required to be filed or furnished by it with the SEC since December 31, 2013 (the “SST II SEC Reports”). The SST II SEC Reports (i) complied in all material respects in accordance with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, or will not, at the time of filing or furnishing, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later SST II SEC Reports filed or furnished.

(b) Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in, or incorporated by reference into, the SST II SEC Reports was in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes and schedules thereto) and each fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of SST II and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of interim statements, to normal and recurring year-end adjustments).

SECTION 4.08. Absence of Certain Changes or Events. Since September 30, 2016, there has not been a Material Adverse Effect with respect to SST II.

SECTION 4.09. Absence of Litigation. There is no Action pending or, to the Knowledge of SST II, threatened against SST II or any of SST II’s Subsidiaries, or any property or asset of SST II or any of SST II’s Subsidiaries, before any Governmental Authority or arbitrator that would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SST II. Neither SST II nor any of SST II’s Subsidiaries nor any property or asset of SST II any of its Subsidiaries is subject to any continuing order of, or consent decree, settlement agreement or similar written agreement with, any Governmental Authority or arbitrator, or any order, judgment, injunction or decree of any Governmental Authority or arbitrator that would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SST II.

SECTION 4.10. Properties. Either SST II or one of its Subsidiaries (each a “SST II Property Owner”) owns fee simple title to each of the real properties (or the applicable portion thereof) described in SST II’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2016 as being owned in fee, as adjusted to reflect purchases and sales since such date (collectively, the “SST II Properties”). Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SST II, (i) the interests of the SST II Property Owners in SST II Properties are good and marketable, and the same are owned free and clear of Liens except for Liens disclosed in Section 4.10(i)(A) of the SST II Disclosure Schedule or Permitted Liens (ii) except in the Ordinary Course, no SST II Property requires any extraordinary capital expenditure by SST II or any of its Subsidiaries, (iii) the execution and delivery of this Agreement by SST II, SSOPII and Merger Sub do not, and the performance of this Agreement by SST II, SSOPII and Merger Sub will not, violate any Lien on any SST II Property, and (iv) as of the date hereof, neither SST II nor any of its Subsidiaries has granted any unexpired option agreements or rights of first refusal with respect to the purchase of a SST II Property or any portion thereof or any other unexpired rights in favor of any third party to purchase or otherwise acquire a SST II Property, which, in each case, would be accelerated by the Merger.

SECTION 4.11. Taxes.

(a) All material Tax Returns required to be filed by or on behalf of SST II or any of SST II Tax Subsidiaries have been properly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns, as amended, are accurate and complete in all material respects. Except as and to the extent publicly disclosed by SST II in the SST II SEC Reports, (i) all Taxes payable by or on behalf of SST II or any of SST II Tax Subsidiaries (whether or not shown in a Tax Return) have been fully and timely paid or adequately provided for in accordance with GAAP, and (ii) adequate reserves or accruals for Taxes have been provided in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith. Neither SST II nor any of SST II Tax Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and to the Knowledge of SST II, no request for any such waiver or extension is currently pending. No power of attorney with respect to any Tax matter is currently in force.

(b) (i) SST II has validly elected to be subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT, in each case, commencing with the taxable years ended December 31, 2014 through December 31, 2016, (ii) SST II has been organized and operated, and intends to continue to be organized and operated, in such a manner as to qualify as a REIT for the taxable year of this Agreement and thereafter, and (iii) to SST II’s Knowledge, no challenge to SST II’s status as a REIT is pending or threatened. Each SST II Tax Subsidiary that is a partnership, joint venture, or limited liability company (i) has been since its formation and continues to be treated for federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation and (ii) has not since the later of the date of its formation or the acquisition by SST II of a direct or indirect interest therein, owned any assets that would cause SST II to violate the requirements of Section 856(c)(4) of the Code. Each SST II Tax Subsidiary that is a corporation (or is taxed as a corporation for federal income tax purposes) has been since the later of the date of its formation or the date on which such SST II Tax Subsidiary became a SST II Tax Subsidiary a “qualified REIT subsidiary” pursuant to Section 856(i) of the Code or a “Taxable REIT subsidiary” pursuant to Section 856(l) of the Code. Neither SST II nor any of the SST II Tax Subsidiaries holds any assets the disposition of which would be subject to rules similar to Section 1374 of the Code, including as a result of (A) an election under Treasury Regulations Section 1.337(d)-5 or Section 1.337(d)-6 or (B) the application of Treasury Regulations Section 1.337(d)-7.

(c) Merger Sub has been since its formation and continues to be treated for federal income tax purposes as a disregarded entity and not as a corporation or an association taxable as a corporation for federal income Tax purposes.

(d) SST II and the SST II Tax Subsidiaries (i) have complied in all respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes, and (ii) have duly and timely withheld from any compensation payable and from distributions to any stockholder or payments to any creditor and have paid over to the appropriate taxing authorities all amounts required to be withheld and paid over on or prior to the due date thereof under all applicable Laws, except, in each case, where the failure to do so would not be reasonably expected to have a Material Adverse Effect on SST II.

(e) No audit or other proceeding by any taxing authority is pending with respect to any Taxes due from or with respect to SST II or any SST II Tax Subsidiary, nor is there any material dispute with respect to any liability for Taxes of SST II or any SST II Tax Subsidiary either claimed or raised.

(f) Neither SST II nor any of the SST II Tax Subsidiaries (i) is a party to any Tax sharing or similar agreement or arrangement, other than any agreement or arrangement between SST II and any of its Tax Subsidiaries, pursuant to which it will have any obligation to make any payments after the Closing or (ii) has any material liability for the Taxes of any Person other than SST II and the SST II Tax Subsidiaries (x) under Treasury Regulation §1.1502-6 (or similar provision of state, local or foreign law), (y) as transferee or successor or (z) by contract.

(g) Neither SST II nor any of SST II Tax Subsidiaries has engaged in any transaction that has given rise to or could be reasonably expected to give rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the regulations promulgated thereunder. SST II and all of SST II Tax Subsidiaries have complied with all obligations applicable to SST II or the relevant SST II Tax Subsidiary under Sections 6111 and 6112 of the Code.

(h) Neither SST II nor any of its Subsidiaries has entered into any “Prohibited Transaction” (as defined in Section 857 of the Code).

(i) As of the date of this Agreement, except as set forth in Section 4.11 of the SST II Disclosure Schedule, neither SST II nor any of the SST II Tax Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

SECTION 4.12. Environmental Matters. Except for such matters that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect with respect to SST II: (i) SST II and its Subsidiaries are in compliance with all applicable U.S. Environmental Laws and Canadian Environmental Laws; (ii) neither SST II nor any of its Subsidiaries has received since January 1, 2015 any written notice from any Governmental Authority or any third party indicating that SST II or any such Subsidiary is in violation of any U.S. Environmental Law or Canadian Environmental Laws, which matter has not been resolved; (iii) to the Knowledge of SST II, no written notice from any Governmental Authority or any third party has been delivered to the then-current owner(s) of the SST II Properties indicating that such property was in violation of any U.S. Environmental Law or Canadian Environmental Law, which matter has not been resolved; (iv) SST II and its Subsidiaries are not subject to any court order, administrative order or decree arising under any U.S. Environmental Law or Canadian Environmental Law; (v) no Environmentally Hazardous Substances have been transported from any of the properties owned or operated by SST II or any of its Subsidiaries, other than as permitted under applicable U.S. Environmental Law or Canadian Environmental Law; (vi) to the Knowledge of SST II, except as permitted by Law, there are no underground storage tanks, PCB or PCB-containing equipment, except for PCB or PCB-containing equipment owned by utility companies, or friable asbestos or asbestos-containing materials at any of the properties owned or operated by SST II or any of its Subsidiaries; and (vii) to the Knowledge of SST II, there has been no incidents of water damage or visible evidence of mold growth at any of the properties owned or operated by SST II or any its Subsidiaries that have not been corrected or repaired.

SECTION 4.13. Material Contracts. SST II has filed with the SEC copies of all material contracts that were required to be filed with the SST II SEC Reports. Such contracts filed or required to be filed, are herein referred to as “SST II Material Contracts.” Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to SST II, (i) none of SST II or its Subsidiaries has received any claim of default of any material provision under or cancellation of any SST II Material Contract or any material contract of a Subsidiary of SST II, and none of SST II or its Subsidiaries are in breach or violation of, or default of any material provision under, any SST II Material Contract or any material contract of a Subsidiary of SST II, and (ii) to SST II’s Knowledge, no other party is in breach or violation of, or default under, any material provision of any SST II Material Contract or any material contract of a Subsidiary of SST II.

SECTION 4.14. Insurance. SST II and SST II’s Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of SST II and SST II’s Subsidiaries (taking into account the cost and availability of such insurance).

SECTION 4.15. Affiliate Transactions.

Neither SST II nor any of its Subsidiaries is a party to any relationships or transactions of the type described in Item 404 of Regulation S-K of the SEC that has not been disclosed in the SST II SEC Reports.

SECTION 4.16. Ownership of Merger Sub; No Prior Activities. Merger Sub is a direct wholly-owned Subsidiary of SSOPII. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. All membership interests of Merger Sub are owned of record and beneficially by SSOPII.

SECTION 4.17. Brokers; Sufficient Funds. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of SST II, SSOPII or Merger Sub. SST II, SSOPII and Merger Sub have sufficient cash to satisfy its obligations hereunder.

SECTION 4.18. No Other Representation and Warranties. Except for the representations and warranties contained in this Article IV, neither SST II or any of its Subsidiaries nor any other Person makes any other express or implied representation or warranty on behalf of SST II or its Subsidiaries, and SST II, SSOPII and Merger Sub, jointly and severally, acknowledge and agree that the only representations and warranties of SS Toronto to which they may rely upon are contained in Article III.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time and to the extent not prohibited by the SST II Charter and SST II’s bylaws, the Surviving Company shall provide exculpation, indemnification and advancement of expenses for each present and former director, manager, partner and officer of SS Toronto and each of its Subsidiaries (collectively, the “Indemnitee”), which is at least as favorable in scope and amount to such Indemnitee as the exculpation, indemnification and advancement of expenses provided to such Indemnitee by SS Toronto and each of its Subsidiaries immediately prior to the Effective Time in the SS Toronto Charter and SS Toronto’s bylaws or each of its Subsidiaries’ respective articles or certificates of incorporation or bylaws (or comparable organizational or governing documents), as in effect on the date of this Agreement; provided that such exculpation, indemnification and advancement of expenses covers actions or omissions at or prior to the Effective Time, including all transactions contemplated by this Agreement.

(b) Without limiting the provisions of Section 5.01(a), during the period commencing as of the Closing Date and ending on the sixth (6th) anniversary of the Closing Date, and subject to any limitations in the SST II Charter, SST II, SSOPII and the Surviving Company shall (and SST II and SSOPII shall cause the Surviving Company to): (i) indemnify, defend and hold harmless each Indemnitee against and from any fees, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action, whether civil, criminal, administrative or investigative, to the extent such Action arises out of or pertains to (x) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer, partner or member of SS Toronto or any of its Subsidiaries, or (y) this Agreement or any of the transactions contemplated hereby, including the Merger; and (ii) pay in advance of the final disposition of any such Action the reasonable expenses (including reasonable attorneys’ fees and expenses incurred by any Indemnitee in connection with enforcing any rights with respect to indemnification) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, neither SST II, SSOPII or the Surviving Company: (i) shall be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and (ii) shall have any obligation hereunder to any Indemnitee to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnitee shall promptly refund to SST II, SSOPII or the Surviving Company the amount of all such expenses theretofore advanced pursuant hereto.

(c) SST II and SSOPII shall cause the Surviving Company to maintain the SS Toronto’s officers’ and directors’ liability insurance policies in effect on the date hereof for a period of not less than six (6) years after the date hereof; provided, that the Surviving Company may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous in any material respect to such former directors or officers so long as such substitution does not result in gaps or lapses of coverage with respect to matters occurring prior to the Closing Date; provided further, that in no event shall SST II, SSOPII or the Surviving Company be required to pay annual premiums in the aggregate of more than an amount equal to 250% of the current annual premiums paid by SS Toronto for such insurance (the “Maximum Premium”), to maintain or procure insurance coverage pursuant hereto; provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Premium, SST II and SSOPII shall cause the Surviving Company to procure and maintain for such six-year period as much coverage as can be reasonably obtained for the Maximum Premium.

(d) Any Indemnitee wishing to claim indemnification under this Section 5.01, upon learning of any claim, Action, proceeding or investigation described above, shall promptly notify the Surviving Company thereof in writing; provided, that the failure to so notify the Surviving Company shall not affect the indemnification obligations of the Surviving Company under this Section 5.01.

(e) In the event the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, SST II shall, and shall cause the Surviving Company, or its successors or assigns, to maintain the policies and honor the obligations provided for in this Section 5.01.

(f) SST II shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 5.01. The provisions of this Section 5.01 are intended for the benefit of and shall be enforceable by, each of the Indemnitees and their respective heirs and representatives.

(g) Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that the obligations of this Section 5.01 shall survive the Closing and the Effective Time.

SECTION 5.02. Contemporaneous Actions. Contemporaneous with the execution of this Agreement, the parties agree, to execute and deliver, or cause to be delivered, the following:

(a) Articles of Merger;

(b) The Side Letter in the form of Exhibit D;

(c) Termination Agreement for each of the Property Management Agreements identified in Section of 5.02(c) of the SS Toronto Disclosure Schedule;

(d) Termination Agreement for each of the Asset Management Agreements identified in Section of 5.02(d) of the SS Toronto Disclosure Schedule;

(e) Consent to the transactions contemplated by this Agreement identified on Section of 3.05(b) of the SS Toronto Disclosure Schedules; and

(f) Opinion of Nelson Mullins Riley & Scarborough LLP, dated as of the Closing Date, addressed to the Board of Directors of SST II and SS Toronto providing the legal opinions set forth on Exhibit E.

SECTION 5.03. Further Action; Reasonable Best Efforts; Tax Matters. Upon and subject to the terms of this Agreement, each of the parties hereto shall use its commercially reasonable best efforts to take, or cause to be taken, any further action necessary or desirable to carry out the purposes of this Agreement. Unless otherwise required by applicable Law, the parties hereto will treat and report the Merger for all income Tax purposes, (i) as a taxable purchase and sale for cash of 60% of the shares of SS Toronto Common Stock issued and outstanding immediately prior to the Closing and (ii) as an exchange of 40% of the shares of SS Toronto Common Stock issued and outstanding immediately prior to Closing solely for the New SSOPII Units in a nontaxable contribution transaction governed by Section 721 of the Code, and the parties hereto shall not take a contrary position with respect thereto. Each party hereto shall use its commercially reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, in part, as a contribution governed by the Code.

ARTICLE VI

GENERAL PROVISIONS

SECTION 6.01. Non-Survival of Representations and Warranties. The representations and warranties in this Agreement shall terminate at the Closing.

SECTION 6.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.02):

if to SST II, SSOPII or Merger Sub:

Strategic Storage Trust II, Inc.

10 Terrace Road

Ladera Ranch, California 92694

Fax: 949-429-6606

Phone: 949-429-6600

Attention: Harold “Skip” Perry

Chairman of the Nominating and Corporate Governance Committee

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

201 17th Street NW, Suite 1700

Atlanta, Georgia 30363

Fax: (404) 322-6050

Phone: (404) 322-6627

Attention: Michael K. Rafter, Esq.

if to SS Toronto:

Strategic Storage Toronto Properties REIT, Inc.

10 Terrace Road

Ladera Ranch, California 92694

Fax: 949-429-6606

Phone: 949-429-6600

Attention: H. Michael Schwartz

President and Director

with a copy (which shall not constitute notice) to:

Bass, Berry & Sims PLC

100 Peabody Place, Suite 1300

Memphis, Tennessee 38103

Fax: 901-543-5999

Phone: 901-543-5933

Attention: Richard F. Mattern, Esq.

SECTION 6.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 6.04. Entire Agreement; Assignment; Amendment. This Agreement, together with the Exhibits and Schedules hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement and any of the rights or obligations hereunder shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party hereto without the prior written consent of the other parties and any such purported assignment shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 6.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.01 (which is intended to be for the benefit of the Indemnitees and may be enforced by such parties).

SECTION 6.06. Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the necessity of posting bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the parties are entitled at law or in equity.

SECTION 6.07. Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Maryland applicable to contracts executed in and to be performed in that State, and the MGCL and the MD LLC Act, specifically, shall govern with respect to the Merger and those provisions set forth herein that are required to be governed by it; provided, however, the laws of Ontario and the laws of Canada applicable in that province, shall govern matters directly related to the SS Toronto Properties. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in a court of competent jurisdiction located in Orange County, California. The parties hereto hereby (a) submit to the exclusive jurisdiction of any such court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

SECTION 6.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 6.09. Interpretation; Authorship. All references in this Agreement and either Disclosure Schedule, Articles, Sections and Exhibits refer to the Disclosure Schedule to, Articles and Sections of, and Exhibits to, this Agreement unless the context requires otherwise. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise and the word “including” shall mean “including without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” will be inclusive and not exclusive unless the context requires otherwise. All references in this Agreement to any particular Law will be deemed to refer also to any published rules and regulations promulgated under that Law. References to a Person also refer to its predecessors and successors and permitted assigns. The parties agree that the terms and language of this Agreement are the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

SECTION 6.10. Waiver. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

SECTION 6.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signatures and Exhibits to follow]

IN WITNESS WHEREOF, SST II, SSOPII, Merger Sub and SS Toronto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STRATEGIC STORAGE TRUST II, INC.

By	/s/ Michael S. McClure
	Name:	Michael S. McClure
	Title:	President

STRATEGIC STORAGE OPERATING PARTNERSHIP II, L.P.

By:	/s/ Michael S. McClure
	Name:	Michael S. McClure
	Title:	President

SST II TORONTO ACQUISITION, LLC

By	/s/ Michael S. McClure
	Name:	Michael S. McClure
	Title:	President

STRATEGIC STORAGE TORONTO PROPERTIES REIT, INC.

By	/s/ H. Michael Schwartz
	Name:	H. Michael Schwartz
	Title:	Chief Executive Officer